SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 25, 2007

SVI MEDIA, INC.
(FORMERLY OXFORD MEDIA, INC.)
__________________
(Exact name of registrant as specified in its charter)

NEVADA	000-51125	20-3270909
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Technology Drive
Building H, Irvine, California  92618
(Address of Principal Executive Offices)

(949) 341-0050
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of New Directors:

On September 25, 2007, the Board filled a vacancy on the Board and appointed Mr. Paul C. Desjourdy to the Board. It is undetermined as to which, if any, committees Mr. Desjourdy will sit on as a member. Mr. Desjourdy has no family relationship with any other member of the Board. Mr. Desjourdy was appointed to the Board at the request of Cantone Office Center, LLC, which exercised its right to appoint its second designate to the Board of Directors, which right was afforded Cantone Office Center, LLC in that certain Securities Purchase Agreement, a copy of which was filed by this Company with its Form 8-K filed on July 20, 2007.  Cantone Office Center, LLC is a senior lender to this Company and is also a holder of our Series C preferred shares.

Mr. Desjourdy, 46, currently serves as President, Chief Executive Officer, Chief Financial Officer, General Counsel, Treasurer, and a Director of Symbollon Pharmaceuticals (SYMBA). Mr. Desjourdy has served as Chief Executive Officer since June 2005, as President and General Counsel since December 1999, as Chief Financial Officer since July 1996, as Treasurer from May 1994, and as a director since August 1996 for Symbollon Pharmaceuticals. He held the titles of Chief Operating Officer from December 1999 to June 2005, Executive Vice President from July 1996 to December 1999, and Vice-President - Finance and Administration of the Company from September 1993 to June 1996.  From September 1989 to September 1993, Mr. Desjourdy, a certified public accountant, was an attorney at the law firm of Choate Hall & Stewart.

On September 25, 2007, the Board filled two additional vacancies on the Board and appointed Mr. Joshua Thomas and Mr. Alan Benaim to the Board. It is undetermined as to which, if any, committees Mr. Thomas or Mr. Benaim will sit on as a member. Neither Mr. Thomas nor Mr. Benaim has any family relationship with any other member of the Board. Both Mr. Thomas and Mr. Benaim were appointed to the Board at the request of Midsummer Investment Limited, which exercised its right to appoint two designates to the Board of Directors, which right was afforded Midsummer Investment Limited in that certain Securities Exchange Agreement, a copy of which was filed by this Company with its Form 8-K filed on July 20, 2007. Both Mr. Thomas and Mr. Benaim are employed by Midsummer Capital, an affiliated entity of Midsummer Investment Limited.  Midsummer Investment Limited is a senior lender to this Company and is also a holder of our Series C preferred shares.

Alan Benaim, 34, is a vice president at Midsummer Capital, a New York City based Hedge Fund group that acts as a fundamental investor with a medium-term horizon in exchange-listed small to mid-size growth companies. Mr. Benaim has over nine years experience in investment banking, corporate finance, and principal investing. At Midsummer, Mr. Benaim is involved in the evaluation, due diligence, and execution of investments. Mr. Benaim sits on the Board of Directors of Celsia Technologies Inc, a publicly traded, next generation thermal management technology company.

Prior to Midsummer, Mr. Benaim spent seven years in various roles at JPMorgan Chase based in London and New York, executing a wide spectrum of transactions in mergers and acquisitions advisory, structured finance, bank financing, bond issuance, equity issuance and financial derivatives, across more than 20 countries in the US, Europe, Middle East, Africa and Asia. Mr. Benaim was promoted to Vice President at JPMorgan Chase and is credited with helping to build and develop the European Metals & Mining industry group from the bottom up into the top league table ranked industry group.

Following JPMorgan Chase, Mr. Benaim gained investment experience in both early stage venture capital and middle market private equity, having evaluated and executed investments in companies within the technology, healthcare, security and manufacturing and engineering industries. Mr. Benaim has an MBA from Columbia University Graduate School of Business and a Bachelor of Science degree in Economics from the London School of Economics.

Joshua Thomas, 31, is a vice president at Midsummer Capital, a New York City based Hedge Fund group that acts as a fundamental investor with a medium-term horizon in exchange-listed small to mid-size growth companies. Mr. Joshua Thomas has over seven years of financial markets experience, both in raising capital for public and private companies and in fundamental analysis. At Midsummer, Mr. Thomas is involved in the evaluation and due diligence of potential investments and is the primary contact for deal providers within the firm. Mr. Thomas is the Chairman of the Board of Directors of Identiprise Corp, a privately held enterprise security solutions provider.

Prior to joining Midsummer, Mr. Thomas spent nearly five years in investment banking and equity analysis at Merrill Lynch, ABN AMRO, and Sanford Bernstein. During his tenure in investment banking, Mr. Thomas marketed and executed a variety of transactions, including private placements in public equities, venture financings, and mergers and acquisitions. While at Sanford Bernstein, Mr. Thomas covered broadline retailers and initiated coverage on the department store sector. Mr. Thomas holds a Bachelor of Arts degree in economics from Vanderbilt University.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SVI MEDIA, INC.

/s/ LEWIS JAFFE
LEWIS JAFFE, Chief Executive Officer

Date:   October 1, 2007